                                                                    EXHIBIT 99.1



              NEBRASKA BOOK COMPANY, INC. AND NBC ACQUISITION CORP.
              -----------------------------------------------------
      ANNOUNCE CLOSING OF TENDER OFFERS AND RELATED REFINANCING ACTIVITIES
      --------------------------------------------------------------------


     March 5, 2004 -- Nebraska Book Company, Inc. and NBC Acquisition Corp., Nebraska Book Company, Inc.'s parent company, announced today that:

     - Nebraska Book Company has completed the sale of $175.0 million principal amount of its 8 5/8% Senior Subordinated Notes due 2012. In addition, the company announced that it has accepted for payment all of its 8 3/4% Senior Subordinated Notes due 2008 that were tendered pursuant to its tender offer and consent solicitation, which expired at midnight on Wednesday, March 3. By midnight, holders of approximately 86% of the $110.0 million outstanding principal amount of the Senior Subordinated Notes had tendered their notes and consented to amendments to the related indenture. These amendments have become operative.

     - NBC Acquisition Corp. has completed the sale of $77.0 million principal amount at maturity of its 11% Senior Discount Notes due 2013. In addition, the company announced that it has accepted for payment all of its 10 3/4% Senior Discount Debentures due 2009 that were tendered pursuant to its tender offer and consent solicitation, which expired at midnight on Wednesday, March 3. By midnight, holders of approximately 86% of the $76.0 million outstanding principal amount of the Senior Discount Debentures had tendered their debentures and consented to amendments to the related indenture. These amendments have become operative.

     - Nebraska Book Company has completed the refinancing of its existing senior credit facility with $230.0 million, which has resulted in an increase in the term loan thereunder to $180.0 million principal amount, together with an available revolving credit facility of $50.0 million. As of March 4, 2004, the entire term loan was outstanding and there were no borrowings under the credit facility.

     - NBC Acquisition Corp. received an indirect equity contribution of approximately $28.1 million from funds affiliated with Weston Presidio Capital.

     - NBC Acquisition Corp. consummated a merger with a wholly-owned subsidiary of NBC Holdings, Inc. in a transaction in which all of the outstanding shares of common stock of NBC Acquisition Corp. held by Haas Wheat Capital Partners, and affiliated entities, and certain shares held by management of the Company, were converted into the right to receive cash. Upon completion of this merger transaction, funds affiliated with Weston Presidio Capital held approximately 84.4% of the common stock on a fully-diluted basis, with the remaining approximately 15.6% held by members of management.

USE OF PROCEEDS:

     Nebraska Book Company and NBC Acquisition Corp. are using the funds from the issuance of their Senior Subordinated Notes and Senior Discount Notes and the additional borrowings under Nebraska Book's credit facility to consummate their respective tender offers and to pay the consideration payable under the Merger Agreement.

REDEMPTION:

     Both Nebraska Book Company and NBC Acquisition Corp. also announced today that they will redeem all of the Senior Subordinated Notes and/or Senior Discount Debentures which were not tendered on or prior to the expiration of their respective tender offers and consent solicitations. Approximately, $15.4 million in principal amount of Nebraska Book Company, Inc.'s Senior Subordinated Notes was outstanding following the expiration of its tender offer. Approximately, $10.5 million in principal amount of NBC Acquisition Corp.'s Senior Discount Debentures was outstanding following the expiration of its tender offer.

     Nebraska Book Company redemption is being made pursuant to the terms of the Senior Subordinated Notes, which are redeemable at the company's option at a redemption price equal to 102.917% of the outstanding principal amount (i.e., $1029.17 per $1,000 principal amount of the Senior Subordinated Notes), plus an amount equal to accrued but unpaid interest to the date of redemption (i.e., from February 15, 2004, the most recent payment date of the Senior Subordinated Notes, to the redemption date, interest on the aggregate principal amount of Senior Subordinated Notes called for redemption will equal $179,783.33). The redemption date has been set for April 3, 2004.

     NBC Acquisition Corp.'s redemption is being made pursuant to the terms of the Senior Discount Debentures, which are redeemable at the company's option at a redemption price equal to 103.583% of the outstanding principal amount (i.e., $1,035.83 per $1,000 principal amount of the Senior Discount Debentures), plus an amount equal to accrued but unpaid interest to the date of redemption (i.e., from February 15, 2004, the most recent payment date of the Senior Discount Debentures, to the redemption date, interest on the aggregate principal amount of Senior Discount Debentures called for redemption will equal $150,571.67). The redemption date has been set for April 3, 2004.


                                      * * *

CONTACT: Alan G. Siemek
         Chief Financial Officer
         (402) 421-0499


                             "SAFE HARBOR" STATEMENT
           UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


     This press release contains or incorporates by reference certain statements that are not historical facts, including, most importantly, information concerning the tender offer and consent solicitation commenced by Nebraska Book Company, Inc. and NBC Acquisition Corp., as well as information concerning a recapitalization of NBC Acquisition Corp., and statements preceded by, followed by or that include the words "may," "believes," "expects," "anticipates," or the negation thereof, or similar expressions, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements that address events, transactions or developments that are expected or anticipated to occur in the future are forward-looking statements within the meaning of the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors that may cause the actual performance or achievements of the companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, both Nebraska Book Company, Inc. and NBC Acquisition Corp. claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Neither Nebraska Book Company, Inc. nor NBC Acquisition Corp. will undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.